JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2013 NET INCOME OF
$5.3 BILLION, OR $1.30 PER SHARE, ON REVENUE1 OF $24.1 BILLION

14% RETURN ON TANGIBLE COMMON EQUITY1

FULL-YEAR 2013 NET INCOME OF $17.9 BILLION,
OR $4.35 PER SHARE, ON REVENUE1 OF $99.8 BILLION

•	Strong performance across our businesses[2]

▪	Consumer & Community Banking: average deposits up 8%; record client investment assets up 19%; record credit card sales volume up 11%; merchant processing volume up 14%; auto originations up 16%

▪	Corporate & Investment Bank: maintained #1 ranking for Global Investment Banking fees; average client deposits up 15%; record assets under custody up 9%

▪	Commercial Banking: record gross investment banking revenue[3] up 13%; average loan balances up 8%

▪	Asset Management: nineteenth consecutive quarter of positive net long-term client flows; record client assets up 12%; record average loan balances up 21%

•	Fourth-quarter results included the following significant items; excluding these items, EPS and ROTCE[1] would have been $1.40 and 15%, respectively

▪	An increase of $812 million after-tax ($0.21 per share) from gain on sale of Visa shares

▪	An increase of $306 million after-tax ($0.08 per share) from gain on sale of One Chase Manhattan Plaza (“1CMP”)

▪	A decrease of $1.1 billion after-tax ($0.27 per share) for legal expense, including announced Madoff settlements

▪	An increase of $775 million after-tax ($0.20 per share) from reduced reserves in Real Estate Portfolios & Card Services

▪	A decrease of $1.2 billion after-tax ($0.32 per share) from funding valuation adjustments[1] (“FVA”) and debit valuation adjustments[1] (“DVA”)

•	Fortress balance sheet maintained

▪	Basel I Tier 1 common[1] of $149 billion, and ratio of 10.7%

▪	Estimated Basel III Tier 1 common[1,4] ratio of 9.5%

▪	Strong liquidity – High Quality Liquid Assets[1,5] ("HQLA") of $522 billion

•	JPMorgan Chase supported consumers, businesses and our communities in 2013

▪	Provided $274 billion of credit to consumers; originated more than 800,000 mortgages

▪	Provided $19 billion of credit to U.S. small businesses

▪	Provided over $589 billion of credit to corporations

▪	Raised nearly $1.1 trillion of capital for clients

▪	$79 billion of capital raised and credit provided for nonprofit and government entities

•	The Firm has hired over 6,300 military veterans since 2011 as a proud founding member of the 100,000 Jobs Mission

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP financial measures, including managed basis reporting, see pages 12 and 13. For additional notes on financial measures, see page 14.
[2] Percentage comparisons noted in the bullet points are calculated versus the prior-year fourth quarter.
[3] Represents the total revenue from investment banking products sold to CB clients.
[4] Includes the impact of Basel III interim final rules.
5 HQLA is the estimated amount of assets the Firm believes will qualify for inclusion in the LCR based on the Firm's current understanding of the Basel III rules.

JPMorgan Chase & Co.
News Release

New York, January 14, 2014 - JPMorgan Chase & Co. (NYSE: JPM) today reported net income for the fourth quarter of 2013 of $5.3 billion, compared with net income of $5.7 billion in the fourth quarter of 2012. Earnings per share were $1.30, compared with $1.39 in the fourth quarter of 2012. Revenue for the quarter was $24.1 billion, down 1% compared with the prior year. The Firm’s return on tangible common equity1 for the fourth quarter of 2013 was 14%, compared with 15% in the prior year.
Adjusted for the significant items disclosed in our earnings press releases this quarter and in the fourth quarter of 2012, EPS would have been $1.40 this year compared with $1.35 in the prior year and ROTCE would have been 15% this year, flat compared with the prior year.
Net income for full-year 2013 was $17.9 billion, compared with $21.3 billion for the prior year. Earnings per share were $4.35 for 2013, compared with $5.20 for 2012. Revenue for 2013 was $99.8 billion, flat compared with 2012 revenue of $99.9 billion.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the financial results: “We are pleased to have made progress on our control, regulatory and litigation agendas and to have put some significant issues behind us this quarter. We reached several important resolutions – Global RMBS, Gibbs & Bruns, and Madoff. It was in the best interests of our company and shareholders for us to accept responsibility, resolve these issues and move forward. This will allow us to focus on what we are here for: serving our clients and communities around the world. We remained focused on building our four leading franchises, which all continued to deliver strong underlying performance, for the quarter and the year.”
Dimon continued, “The Corporate & Investment Bank was #1 in global IB fees in 2013, with #1 positions in global debt and equity, syndicated loans, and U.S. announced M&A, and we gained share in Banking and Markets. Consumer & Community Banking deposits were up 8% for the fourth quarter of 2013; client investment assets were up 19%; and general purpose credit card sales volume growth has outperformed the industry for 23 consecutive quarters. Gross investment banking revenue3 was a record $1.7 billion for the year, up 5%. Asset Management also had excellent performance with positive net long-term client flows of $90 billion for the full year 2013 and record loan balances, up 21%.”
Dimon added: “During the course of 2013, JPMorgan Chase continued to make a significant positive impact on our communities. In 2013, the Firm provided credit and raised capital of over $2.1 trillion for our clients. The Firm has hired over 6,300 military veterans since 2011 as a proud founding member of the 100,000 Jobs Mission.”
Dimon concluded: “I am proud of this Company, our employees and what we do every day to serve our clients, customers and communities. We are increasingly optimistic about the future of the U.S. economy and will continue to do our part to support growth, economic development and the creation of new jobs around the world.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see pages 12 and 13. The following discussion compares the fourth quarters of 2013 and 2012 unless otherwise noted. Footnotes in the sections that follow are described on page 14.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$11,314	$11,082	$12,362	$232	2%	$(1,048)	(8)%
Provision for Credit Losses	72	(267)	1,091	339	NM	(1,019)	(93)
Noninterest Expense	7,321	6,867	7,989	454	7	(668)	(8)
Net Income	$2,372	$2,702	$1,989	$(330)	(12)%	$383	19%
Discussion of Results:
Net income was $2.4 billion, an increase of $383 million, or 19%, compared with the prior year, due to lower provision for credit losses and lower noninterest expense, largely offset by lower net revenue.
Net revenue was $11.3 billion, a decrease of $1.0 billion, or 8%, compared with the prior year. Net interest income was $7.1 billion, down $199 million, or 3%, driven by spread compression in Credit Card, lower deposit margins and lower loan balances due to portfolio runoff, partially offset by higher deposit balances. Noninterest revenue was $4.3 billion, a decrease of $849 million, or 17%, driven by lower mortgage fees and related income, partially offset by higher investment sales revenue.
The provision for credit losses was $72 million, compared with $1.1 billion in the prior year and a benefit of $267 million in the prior quarter. The current-quarter provision reflected a $1.2 billion reduction in the allowance for loan losses and total net charge-offs of $1.3 billion. The prior-quarter provision reflected a $1.6 billion reduction in the allowance for loan losses and total net charge-offs of $1.3 billion. The prior-year provision reflected a $700 million reduction in the allowance for loan losses and total net charge-offs of $1.8 billion.
Noninterest expense was $7.3 billion, a decrease of $668 million, or 8%, from the prior year, driven by lower mortgage servicing expense, partially offset by higher non-MBS related legal expense in Mortgage Production and costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of November 2013)

▪	Return on equity was 20% on $46.0 billion of average allocated capital.

▪
Average total deposits were $461.1 billion, up 8% from the prior year and 1% from the prior quarter. According to the FDIC 2013 Summary of Deposits survey, Chase grew deposits more than any other bank for the second year in a row, with a growth rate more than twice the industry average[2].

▪	Active mobile customers were up 26% over the prior year to 15.6 million, and Chase.com remains the #1 most visited banking portal in the U.S.

▪	Record client investment assets were $188.8 billion, up 19% from the prior year and 6% from the prior quarter.

▪
Record credit card sales volume[2] was $112.6 billion, up 11% from the prior year and 5% from the prior quarter. General purpose credit card sales volume growth has outperformed the industry for 23 consecutive quarters[2].

▪
Merchant processing volume was $203.4 billion, up 14% from the prior year and 9% from the prior quarter. Total transactions processed were 9.6 billion, up 17% from the prior year and 8% from the prior quarter.

▪	Auto originations were $6.4 billion, up 16% from the prior year.

JPMorgan Chase & Co.
News Release

▪
Mortgage originations were $23.3 billion, down 54% from the prior year and 42% from the prior quarter. Purchase originations of $13.0 billion were up 6% from the prior year and down 35% from the prior quarter.

Consumer & Business Banking net income was $780 million, an increase of $49 million, or 7%, compared with the prior year, due to higher net revenue, largely offset by higher noninterest expense.
Net revenue was $4.4 billion, up 4% compared with the prior year. Net interest income was $2.7 billion, up 3% compared with the prior year, driven by higher deposit balances, largely offset by lower deposit margins. Noninterest revenue was $1.7 billion, an increase of 4%, driven by higher investment sales revenue and debit card revenue, partially offset by lower deposit-related fees.
The provision for credit losses was $108 million, compared with $110 million in the prior year and $104 million in the prior quarter.
Noninterest expense was $3.0 billion, up 3% from the prior year, due to costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 28% on $11.0 billion of average allocated capital.

▪	Ranked #1 in customer satisfaction among the largest banks for the second year in a row by American Customer Satisfaction Index (ACSI).

▪	Ranked #1 in small business banking customer satisfaction in three of the four regions (West, Midwest and South) by J.D. Power.

▪	Average total deposits were $446.0 billion, up 10% from the prior year and 2% from the prior quarter.

▪	Deposit margin was 2.29%, compared with 2.44% in the prior year and 2.32% in the prior quarter.

▪	Accounts[2] totaled 29.4 million, up 5% from the prior year and flat compared with the prior quarter, reflecting higher customer retention.

▪
Average Business Banking loans were $18.6 billion, up 1% from the prior year and flat compared with the prior quarter. Originations were $1.3 billion, flat compared with the prior quarter and down 15% from the prior year.

▪	Chase Private Client locations totaled 2,149, an increase of 931 from the prior year and 201 from the prior quarter.

Mortgage Banking net income was $562 million, an increase of $144 million, or 34%, compared with the prior year, driven by lower noninterest expense and provision for credit losses, predominantly offset by lower net revenue.
Net revenue was $2.2 billion, a decrease of $1.1 billion compared with the prior year. Net interest income was $1.1 billion, a decrease of $58 million, or 5%, driven by lower loan balances due to portfolio runoff. Noninterest revenue was $1.1 billion, a decrease of $1.0 billion, driven by lower mortgage fees and related income.
The provision for credit losses was a benefit of $782 million2, compared with a benefit of $269 million in the prior year. The current quarter reflected a $950 million reduction in the allowance for loan losses due to continued improvement in delinquencies and home prices. The prior year included a $700 million reduction in the allowance for loan losses. Net charge-offs were $168 million, compared with $431 million in the prior year.

JPMorgan Chase & Co.
News Release

Noninterest expense was $2.1 billion, a decrease of $809 million, or 28%, from the prior year, due to lower servicing expense.

Mortgage Production pretax loss was $274 million, a decrease of $1.1 billion from the prior year, reflecting lower volumes, lower margins and higher legal expense, partially offset by lower repurchase losses. Mortgage production-related revenue, excluding repurchase losses, was $494 million, a decrease of $1.1 billion, or 69%, from the prior year, largely reflecting lower volumes and lower margins. Production expense2 was $989 million, an increase of $113 million from the prior year, due to higher non-MBS related legal expense, partially offset by lower compensation-related expense. Repurchase losses for the current quarter reflected a benefit of $221 million, compared with a benefit of $53 million in the prior year and a benefit of $175 million in the prior quarter. The current quarter reflected a $1.2 billion reduction in repurchase liability primarily as a result of the settlement with the GSEs for claims associated with loans sold to the GSEs from 2000 to 2008, compared with a $249 million reduction in repurchase liability in the prior year and a $300 million reduction in repurchase liability in the prior quarter.

Mortgage Servicing pretax income was $2 million, compared with a pretax loss of $913 million in the prior year, reflecting lower expense and higher revenue. Mortgage net servicing-related revenue was $689 million, an increase of $71 million. MSR risk management was a loss of $24 million, compared with income of $42 million in the prior year. Servicing expense was $663 million, a decrease of $910 million from the prior year, reflecting lower costs associated with the Independent Foreclosure Review and lower servicing headcount.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Mortgage application volumes were $31.3 billion, down 52% from the prior year and 23% from the prior quarter.

▪	Period-end total third-party mortgage loans serviced were $815.5 billion, down 5% from the prior year and 2% from the prior quarter.

Real Estate Portfolios pretax income was $1.2 billion, up $410 million from the prior year, due to a higher benefit from the provision for credit losses, partially offset by lower net revenue.
Net revenue was $850 million, a decrease of $115 million, or 12%, from the prior year. This decrease was due to lower noninterest revenue due to higher loan retention and lower net interest income resulting from lower loan balances due to portfolio runoff.
The provision for credit losses was a benefit of $783 million, compared with a benefit of $283 million in the prior year. The current-quarter provision reflected a $950 million reduction in the allowance for loan losses, $750 million from the purchased credit-impaired allowance and $200 million from the non credit-impaired allowance, reflecting continued improvement in delinquencies and home prices. The prior-year provision included a $700 million reduction in the allowance for loan losses from the non credit-impaired allowance. Net charge-offs were $167 million, compared with $417 million in the prior year. Home equity net charge-offs were $179 million (1.21% net charge-off rate1), compared with $257 million (1.49% net charge-off rate1) in the prior year. Subprime mortgage net recoveries were $6 million (0.33% net recovery rate1), compared with net charge-offs of $92 million (4.35% net charge-off rate1). Net recoveries of prime mortgage, including option ARMs, were $8 million (0.06% net recovery rate1), compared with net charge-offs of $66 million (0.63% net charge-off rate1).
Noninterest expense was $411 million, a decrease of $25 million, or 6%, compared with the prior year.

JPMorgan Chase & Co.
News Release

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Mortgage Banking return on equity was 11% on $19.5 billion of average allocated capital.

▪	Average home equity loans were $78.0 billion, down $11.7 billion.

▪	Average mortgage loans were $90.9 billion, up $1.8 billion.

▪	Allowance for loan losses was $6.7 billion, compared with $10.6 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans[1], was 2.23%, compared with 4.14%.

Card, Merchant Services & Auto net income was $1.0 billion, an increase of $190 million, or 23%, compared with the prior year, driven by lower provision for credit losses, partially offset by lower net revenue.
Net revenue was $4.7 billion, down $140 million, or 3%, compared with the prior year. Net interest income was $3.3 billion, down $222 million compared with the prior year, primarily driven by spread compression in Credit Card. Noninterest revenue was $1.4 billion, up $82 million compared with the prior year, primarily driven by higher net interchange income, auto lease income and merchant servicing revenue, partially offset by lower revenue from an exited non-core product.
The provision for credit losses was $746 million, compared with $1.3 billion in the prior year and $673 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $300 million reduction in the allowance for loan losses reflecting improved delinquency trends and a decrease in restructured loan volume.
The Credit Card net charge-off rate1 was 2.85%, down from 3.50% in the prior year and 2.86% in the prior quarter; the 30+ day delinquency rate1 was 1.67%, down from 2.10% in the prior year and 1.68% in the prior quarter. The Auto net charge-off rate was 0.39%, up from 0.36% in the prior year and 0.35% in the prior quarter.
Noninterest expense was $2.2 billion, up $59 million, or 3% from the prior year, driven by higher marketing expense, payments to customers required by a regulatory consent order and higher auto lease depreciation, predominantly offset by the write-off of intangible assets in the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 26% on $15.5 billion of average allocated capital.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 global Visa issuer based on consumer and business credit card sales volume[2].

▪
Period-end Credit Card loan balances were $127.8 billion, flat compared with the prior year and up 3% from the prior quarter. Credit Card average loans were $124.1 billion, flat compared with the prior year and the prior quarter.

▪	Card Services net revenue as a percentage of average loans was 12.34%, compared with 12.82% in the prior year and 12.22% in the prior quarter.

▪	Average auto loans were $51.8 billion, up 5% from the prior year and 3% from the prior quarter.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,020	$8,189	$7,642	$(2,169)	(26)%	$(1,622)	(21)%
Provision for Credit Losses	(19)	(218)	(445)	199	91	426	96
Noninterest Expense	4,892	4,999	4,996	(107)	(2)	(104)	(2)
Net Income	$858	$2,240	$2,005	$(1,382)	(62)%	$(1,147)	(57)%
Discussion of Results:
Net income was $858 million, down 57% compared with the prior year. These results primarily reflected lower revenue and a lower benefit from the provision for credit losses, partially offset by slightly lower noninterest expense. Net revenue was $6.0 billion compared with $7.6 billion in the prior year. Net revenue included a $1.5 billion loss as a result of implementing a funding valuation adjustment1 (“FVA”) framework for OTC derivatives and structured notes. This change reflects an industry migration towards incorporating the cost or benefit of funding into their valuation; the majority of this adjustment relates to uncollateralized derivatives. Net revenue also included a $536 million loss from debit valuation adjustments1 (“DVA”) on structured notes and derivative liabilities, compared with a loss from DVA of $567 million in the prior year. Excluding the impact of both FVA1 and DVA1, net income was $2.1 billion, down 11% compared with the prior year, and net revenue was $8.0 billion, down 2% compared with the prior year.
Banking revenue was $3.0 billion, down 4% from the prior year. Investment banking fees were $1.7 billion, down 3% from the prior year, driven by lower debt underwriting fees of $801 million, down 19% from a record prior year, and by lower advisory fees of $434 million, down 7% from the prior year. This was predominantly offset by higher equity underwriting fees of $436 million, up 65% from the prior year, on strong market issuance and improved market share. Treasury Services revenue was $1.0 billion, down 7% compared with the prior year, driven by lower trade finance revenue. Lending revenue was $373 million, primarily reflecting net interest income on retained loans, fees on lending-related commitments, and gains on securities received from restructured loans.
Markets & Investor Services revenue was $3.0 billion, down 33% from the prior year. Combined Fixed Income and Equity Markets revenue was $4.1 billion, flat compared with the prior year. In the prior year, Fixed Income Markets also included a modest loss from the synthetic credit portfolio. Securities Services revenue was $1.0 billion, up 3% from the prior year, primarily driven by higher custody and fund services revenue, due largely to higher assets under custody and higher deposits. Credit Adjustments & Other revenue was a loss of $2.1 billion, driven by the impact of both FVA1 and DVA1, compared with a loss of $586 million in the prior year, predominantly driven by DVA1.
The provision for credit losses was a benefit of $19 million, compared with a benefit of $445 million in the prior year. The prior year included recoveries and a reduction in the allowance for credit losses, both related to certain restructured nonperforming loans. The ratio of the allowance for loan losses to period-end loans retained was 1.15%, compared with 1.19% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to period-end loans retained1 was 2.02%, compared with 2.52% in the prior year.
Noninterest expense was $4.9 billion, down 2% from the prior year, primarily due to lower compensation expense. The compensation ratio was 27%, excluding the impact of FVA1 and DVA1.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

JPMorgan Chase & Co.
News Release

▪	Return on equity was 6% on $56.5 billion of average allocated capital (15% excluding FVA[1] and DVA1).

▪	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2013.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; #1 in U.S. Announced M&A; and #2 in Global Equity and Equity-related, based on volume, for the year ended December 31, 2013.

▪	Average client deposits and other third-party liabilities were a record $421.6 billion, up 15% from the prior year and 9% from the prior quarter.

▪	Assets under custody were a record $20.5 trillion, up 9% from the prior year and 4% from the prior quarter.

▪	International revenue represented 45% of total revenue (47% of total revenue excluding FVA[1] and DVA1).

▪
Period-end total loans were $107.5 billion, down 7% from the prior year and flat from the prior quarter. Nonaccrual loans were $343 million, down 57% from the prior year and 11% from the prior quarter.

▪	Overhead ratio was 81% (61% excluding FVA[1] and DVA1).

COMMERCIAL BANKING (CB)

Results for CB				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,847	$1,725	$1,745	$122	7%	$102	6%
Provision for Credit Losses	43	(41)	(3)	84	NM	46	NM
Noninterest Expense	653	661	599	(8)	(1)	54	9
Net Income	$693	$665	$692	$28	4%	$1	-
Discussion of Results:
Net income was $693 million, flat compared with the prior year, reflecting an increase in noninterest expense and a higher provision for credit losses, offset by higher net revenue.
Net revenue was $1.8 billion, an increase of $102 million, or 6%, compared with the prior year. Net interest income was $1.2 billion, an increase of $56 million, or 5%, compared with the prior year, reflecting the one-time proceeds from a lending-related workout and higher loan and liability balances, partially offset by loan spread compression and lower purchase discounts recognized on loan repayments. Noninterest revenue was $624 million, an increase of $46 million, or 8%, compared with the prior year, reflecting higher community development-related revenue.
Revenue from Middle Market Banking was $744 million, flat compared with the prior year. Revenue from Corporate Client Banking was $488 million, flat compared with the prior year. Revenue from Commercial Term Lending was $298 million, a decrease of $14 million, or 4%, compared with the prior year. Revenue from Real Estate Banking was $206 million, an increase of $93 million, or 82%, compared with the prior year, driven by the one-time proceeds from a lending-related workout.
The provision for credit losses was $43 million, compared with a benefit of $3 million in the prior year. Net charge-offs were $25 million (0.07% net charge-off rate), compared with net charge-offs of $50 million (0.16% net charge-off rate) in the prior year and net charge-offs of $16 million (0.05% net charge-off rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 1.97%, down from 2.06% in the prior year and down from 1.99% in the prior quarter. Nonaccrual loans were $514 million, down $159 million, or 24%, from the prior year, and down by $52 million, or 9%, from the prior quarter.

JPMorgan Chase & Co.
News Release

Noninterest expense was $653 million, up 9% compared with the prior year, reflecting higher product- and headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 20% on $13.5 billion of average allocated capital.

▪	Overhead ratio was 35%, compared with 34% in the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was a record $502 million, up 13% compared with the prior year and up 12% compared with the prior quarter.

▪	Average loan balances were $135.6 billion[2], up 8% compared with the prior year and up 3% compared with the prior quarter.

▪	Period-end loan balances were $137.1 billion[2], up 7% compared with the prior year and up 1% compared with the prior quarter.

▪	Average client deposits and other third-party liabilities were $205.3 billion, up 3% compared with the prior year and up 4% compared with the prior quarter.

ASSET MANAGEMENT (AM)

Results for AM				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,179	$2,763	$2,753	$416	15%	$426	15%
Provision for Credit Losses	21	—	19	21	NM	2	11
Noninterest Expense	2,245	2,003	1,943	242	12	302	16
Net Income	$568	$476	$483	$92	19%	$85	18%

Discussion of Results:
Net income was $568 million, an increase of $85 million, or 18%, from the prior year, reflecting higher net revenue, largely offset by higher noninterest expense.
Net revenue was $3.2 billion, an increase of $426 million, or 15%, from the prior year. Noninterest revenue was $2.6 billion, up $393 million, or 18%, from the prior year, due to net client inflows, higher valuations of seed capital investments and the effect of higher market levels. Net interest income was $585 million, up $33 million, or 6%, from the prior year, due to higher loan and deposit balances, partially offset by narrower loan spreads.
Revenue from Private Banking was $1.6 billion, up 11% compared with the prior year. Revenue from Institutional was $806 million, up 11%. Retail was $770 million, up 32%.
Client assets were $2.3 trillion, an increase of $248 billion, or 12%, compared with the prior year. Assets under management were $1.6 trillion, an increase of $172 billion, or 12%, from the prior year, due to net inflows to long-term products and the effect of higher market levels. Custody, brokerage, administration and deposit balances were $745 billion, up $76 billion, or 11%, from the prior year, due to the effect of higher market levels and custody inflows, partially offset by brokerage outflows.
The provision for credit losses was $21 million, compared with $19 million in the prior year.
Noninterest expense was $2.2 billion, an increase of $302 million, or 16%, from the prior year, primarily due to higher performance-based compensation, higher headcount-related2 expense and costs related to the control agenda.

JPMorgan Chase & Co.
News Release

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 25% on $9.0 billion of average allocated capital.

▪	Pretax margin[2] was 29%, flat to the prior year.

▪
For the 12 months ended December 31, 2013, assets under management reflected net inflows of $86 billion, driven by net inflows of $90 billion to long-term products and net outflows of $4 billion from liquidity products. For the quarter, net inflows were $23 billion, driven by net inflows of $16 billion to long-term products and net inflows of $7 billion to liquidity products.

▪	Net long-term client flows were positive for the nineteenth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 69% over 5 years, 68% over 3 years and 68% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 49% of all rated mutual fund assets.

▪	Client assets were $2.3 trillion, a record, up 12% from the prior year and 4% from the prior quarter.

▪	Average loans were $92.7 billion, a record, up 21% from the prior year and 6% from the prior quarter.

▪	Period-end loans were $95.4 billion, a record, up 19% from the prior year and 5% from the prior quarter.

▪	Average deposits were $144.0 billion, a record, up 8% from the prior year and 4% from the prior quarter.

▪	Period-end deposits were $146.2 billion, a record, up 1% from the prior year and 5% from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,752	$121	$(124)	$1,631	NM	$1,876	NM
Provision for Credit Losses	(13)	(17)	(6)	4	24	(7)	(117)
Noninterest Expense	441	9,096	520	(8,655)	(95)	(79)	(15)
Net Income/(Loss)	$787	$(6,463)	$523	$7,250	NM	$264	50%

Discussion of Results:
Net income was $787 million, compared with net income of $523 million in the prior year.
Private Equity reported net income of $13 million, compared with net income of $50 million in the prior year. Net revenue was $57 million, compared with net revenue of $72 million in the prior year.
Treasury and CIO reported a net loss of $78 million, compared with a net loss of $157 million in the prior year. Net revenue was a loss of $25 million, compared with a loss of $110 million in the prior year. Current-quarter net interest income was a loss of $96 million reflecting the benefit of higher interest rates and reinvestment opportunities.
Other Corporate reported net income of $852 million, compared with net income of $630 million in the prior year. The current quarter included a $1.3 billion gain on the sale of Visa shares and a $0.5 billion gain on the sale of One Chase Manhattan Plaza. The current quarter also included approximately $0.4 billion of pretax legal expense ($0.8 billion after-tax) compared with $0.2 billion of pretax legal expense ($0.1 billion after-

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tax) in the prior year, and a benefit of $0.3 billion for tax adjustments compared to $0.6 billion in the prior year.

JPMORGAN CHASE (JPM)(*)

Results for JPM				3Q13		4Q12
($ millions)	4Q13	3Q13	4Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$24,112	$23,880	$24,378	$232	1%	$(266)	(1)%
Provision for Credit Losses	104	(543)	656	647	NM	(552)	(84)
Noninterest Expense	15,552	23,626	16,047	(8,074)	(34)	(495)	(3)
Net Income	$5,278	$(380)	$5,692	$5,658	NM	$(414)	(7)%
(*) Presented on a managed basis. See notes on pages 12 and 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $23,156 million, $23,117 million, and $23,653 million for the fourth quarter of 2013, third quarter of 2013, and fourth quarter of 2012, respectively.

Discussion of Results:
Net income was $5.3 billion, down $414 million from the prior year. The decrease was driven by lower net revenue and higher taxes resulting from non-deductible penalties incurred and a lower benefit related to tax adjustments, which were partially offset by lower provision for credit losses and lower noninterest expense.
Net revenue was $24.1 billion, down $266 million, or 1%, compared with the prior year. Noninterest revenue was $13.0 billion, flat compared with the prior year. The current-quarter included a $1.5 billion loss as a result of implementing a funding valuation adjustment1 (“FVA”) framework for    OTC derivatives and structured notes, and a $536 million loss from debit valuation adjustments1 (“DVA”) on structured notes and derivative liabilities. Net interest income was $11.1 billion, down $203 million, or 2%, compared with the prior year, reflecting the impact of lower loan yields and lower trading and investment securities balances, partially offset by higher investment securities yields and lower financing costs.
The provision for credit losses was $104 million, down $552 million from the prior year. The total consumer provision for credit losses was $65 million, compared with $1.1 billion in the prior year. The current-quarter provision reflected a $1.2 billion reduction in the allowance for loan losses, compared to a $700 million reduction in the prior year, due to favorable delinquency trends and lower estimated losses in mortgage and credit card portfolios. Consumer net charge-offs were $1.3 billion, compared with $1.8 billion in the prior year, resulting in net charge-off rates of 1.44% and 1.99%, respectively. The decrease in consumer net charge-offs was primarily due to improved delinquency trends. The wholesale provision for credit losses was an expense of $39 million, compared with a benefit of $430 million in the prior year. Wholesale net charge-offs were $22 million, compared with net recoveries of $158 million in the prior year, resulting in a net charge-off rate of 0.03% and a net recovery rate of 0.21%, respectively. The Firm’s allowance for loan losses to period-end loans retained1 was 1.80%, compared with 2.43% in the prior year. The Firm’s nonperforming assets totaled $9.7 billion, down from the prior quarter and prior year levels of $10.4 billion and $11.9 billion, respectively.
Noninterest expense was $15.6 billion, down $495 million, or 3%, compared with the prior year, primarily driven by lower servicing expense. The current quarter included approximately $847 million of legal expense, compared with $1.2 billion of legal expense in the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel I Tier 1 common ratio[1] was 10.7%

▪	Headcount was 251,196, a decrease of 7,557, compared with the prior year.

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1.	Notes on non-GAAP financial measures:

a.
The Firm presents below net income and earnings per share excluding certain reported significant items. These measures should be viewed in addition to, and not as a substitute for, the Firm’s reported results. Management believes this information helps investors understand the effect of these items on reported results and provides an additional presentation of the Firm's performance. The tables below provide a reconciliation of reported results to these non-GAAP measures.

Three months ended December 31, 2013	In billions	Per-share amounts
Reported: Net income	$5.3	$1.30
Adjustments:
Gain on sale of Visa shares	(0.8)	(0.21)
Gain on sale of One Chase Manhattan Plaza	(0.3)	(0.08)
Firmwide legal expense	1.1	0.27
Reduced reserves in Real Estate Portfolios & Card Services	(0.8)	(0.20)
FVA and DVA	1.2	0.32
As adjusted: Net income	$5.7	$1.40

Three months ended December 31, 2012	In billions	Per-share amounts
Reported: Net income	$5.7	$1.39
Adjustments:
DVA	0.3	0.09
Reduced reserves in Real Estate Portfolios	(0.4)	(0.11)
Expense for mortgage-related matters, predominantly IFR[1]	0.5	0.14
Benefit for tax adjustments	(0.6)	(0.16)
As adjusted: Net income	$5.5	$1.35
1 Independent Foreclosure Review

Twelve months ended December 31, 2013	In billions	Per-share amounts
Reported: Net income	$17.9	$4.35
Adjustments:
Gain on sale of Visa shares	(0.8)	(0.21)
Gain on sale of One Chase Manhattan Plaza	(0.3)	(0.08)
Firmwide legal expense[1]	1.1	0.27
Corporate legal expense[2]	7.6	1.92
Reduced reserves in CCB	(3.4)	(0.86)
FVA and DVA	1.2	0.31
As adjusted: Net income	$23.3	$5.70
1 4Q13
2 2Q13 and 3Q13

b.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's consolidated results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total consolidated net revenue for the Firm (and for each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to

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tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income/(loss) as reported by the Firm or on net income/(loss) as reported by the lines of business.

c.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-offs and net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $4.2 billion at December 31, 2013, $5.0 billion at September 30, 2013, and $5.7 billion at December 31, 2012. In Corporate & Investment Bank, the ratio of the allowance for loan losses to end-of-period loans is calculated excluding the impact of trade finance loans and consolidated Firm-administered multi-seller conduits, as well as their related allowances, to provide a more meaningful assessment of the CIB's allowance coverage.

d.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”), tangible book value per share (“TBVS”), Tier 1 common under Basel I and III rules, and the supplementary leverage ratio (“SLR”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of average TCE. TBVS represents the Firm’s tangible common equity divided by period-end common shares. Tier 1 common under Basel I and III rules, and SLR are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position and liquidity. TCE, ROTCE, and TBVS are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity. For additional information on Tier 1 common under Basel I and III, see Regulatory capital on pages 117-119 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2012, and on pages 61-65 of the Firm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. All of the aforementioned measures are useful to the Firm, as well as analysts and investors, in facilitating comparisons of the Firm with competitors.

e.
In Consumer & Community Banking, supplemental information is provided for Card Services to enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

f.
Corporate & Investment Bank provides several measures which exclude the impact of funding valuation adjustments ("FVA") (effective 4Q13) and debit valuation adjustments (“DVA”) on: net revenue, net income, compensation ratio, overhead ratio and return on equity. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

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2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.	Consumer & Community Banking deposit rankings are based on the FDIC 2013 Summary of Deposits survey per SNL Financial. Accounts include checking accounts and Chase LiquidSM cards.

c.	Mortgage Banking provision for credit losses is included in the functional results of Real Estate Portfolios and in production expense of Mortgage Production.

d.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the third quarter of 2013.

e.
In Commercial Banking, effective January 1, 2013, whole loan financing agreements, previously reported as other assets, were reclassified as loans. For the three months ended December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, the impact on period-end loans was $1.6 billion, $1.6 billion, $2.1 billion and $1.7 billion, respectively, and the impact on average loans was $1.3 billion, $1.7 billion, $1.8 billion and $1.6 billion, respectively.

f.
Asset Management pretax margin represents income before income tax expense divided by total net revenue which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of Asset Management against the performance of its respective peers.

g.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
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JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on January 14, 2014 through midnight, January 28, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 15872405. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q13 Change					2013 Change
SELECTED INCOME STATEMENT DATA	4Q13		3Q13	4Q12	3Q13	4Q12	2013		2012	2012
Reported Basis
Total net revenue	$23,156		$23,117	$23,653	-%	(2)%	$96,606		$97,031	-%
Total noninterest expense	15,552		23,626	16,047	(34)	(3)	70,467		64,729	9
Pre-provision profit/(loss)	7,604		(509)	7,606	NM	-	26,139		32,302	(19)
Provision for credit losses	104		(543)	656	NM	(84)	225		3,385	(93)
NET INCOME/(LOSS)	5,278		(380)	5,692	NM	(7)	17,923		21,284	(16)

Managed Basis (a)
Total net revenue	24,112		23,880	24,378	1	(1)	99,798		99,890	-
Total noninterest expense	15,552		23,626	16,047	(34)	(3)	70,467		64,729	9
Pre-provision profit	8,560		254	8,331	NM	3	29,331		35,161	(17)
Provision for credit losses	104		(543)	656	NM	(84)	225		3,385	(93)
NET INCOME/(LOSS)	5,278		(380)	5,692	NM	(7)	17,923		21,284	(16)

PER COMMON SHARE DATA
Net income/(loss): Basic	1.31		(0.17)	1.40	NM	(6)	4.39		5.22	(16)
Diluted	1.30		(0.17)	1.39	NM	(6)	4.35		5.20	(16)
Cash dividends declared	0.38		0.38	0.30	-	27	1.44	(l)	1.20	20
Book value	53.25		52.01	51.27	2	4	53.25		51.27	4
Tangible book value (b)	40.81		39.51	38.75	3	5	40.81		38.75	5

Closing share price (c)	58.48		51.69	43.97	13	33	58.48		43.97	33
Market capitalization	219,657		194,312	167,260	13	31	219,657		167,260	31

COMMON SHARES OUTSTANDING
Average: Basic	3,762.1		3,767.0	3,806.7	-	(1)	3,782.4		3,809.4	(1)
Diluted	3,797.1		3,767.0	3,820.9	1	(1)	3,814.9		3,822.2	-
Common shares at period-end	3,756.1		3,759.2	3,804.0	-	(1)	3,756.1		3,804.0	(1)

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	10%		(1)%	11%			9%		11%
Return on tangible common equity ("ROTCE") (b)	14		(2)	15			11		15
Return on assets	0.87		(0.06)	0.98			0.75		0.94
Return on risk-weighted assets (e)(f)	1.51	(k)	(0.11)	1.76			1.28	(k)	1.65

CAPITAL RATIOS (f)
Tier 1 capital ratio	11.9	(k)	11.7	12.6			11.9	(k)	12.6
Total capital ratio	14.3	(k)	14.3	15.3			14.3	(k)	15.3
Tier 1 common capital ratio (g)	10.7	(k)	10.5	11.0			10.7	(k)	11.0

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,415,689		$2,463,309	$2,359,141	(2)	2	$2,415,689		$2,359,141	2
Loans:
Consumer, excluding credit card loans	289,063		288,350	292,620	-	(1)	289,063		292,620	(1)
Credit card loans	127,791		123,982	127,993	3	-	127,791		127,993	-
Wholesale loans	321,564		316,347	313,183	2	3	321,564		313,183	3
Total Loans	738,418		728,679	733,796	1	1	738,418		733,796	1
Deposits	1,287,765		1,281,102	1,193,593	1	8	1,287,765		1,193,593	8
Long-term debt (h)	267,889		263,372	249,024	2	8	267,889		249,024	8
Common stockholders' equity	200,020		195,512	195,011	2	3	200,020		195,011	3
Total stockholders' equity	211,178		206,670	204,069	2	3	211,178		204,069	3

Loans-to-deposits ratio	57%		57%	61%			57%		61%

Headcount (i)	251,196		255,041	258,753	(2)	(3)	251,196		258,753	(3)

LINE OF BUSINESS NET INCOME/(LOSS) (j)
Consumer & Community Banking	$2,372		$2,702	$1,989	(12)	19	$10,749		$10,551	2
Corporate & Investment Bank	858		2,240	2,005	(62)	(57)	8,546		8,406	2
Commercial Banking	693		665	692	4	-	2,575		2,646	(3)
Asset Management	568		476	483	19	18	2,031		1,703	19
Corporate/Private Equity	787		(6,463)	523	NM	50	(5,978)		(2,022)	(196)
NET INCOME/(LOSS)	$5,278		$(380)	$5,692	NM	(7)	$17,923		$21,284	(16)

(a)	For a further discussion of managed basis, see Note (b) on page 12.

(b)
Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion of these measures, see page 42 of the Earnings Release Financial Supplement.

(c)	Share price shown is from the New York Stock Exchange. The common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	Return on Basel I risk-weighted assets is annualized earnings divided by average risk-weighted assets.

(f)
Basel 2.5 rules became effective on January 1, 2013. The implementation of these rules in the first quarter of 2013 resulted in an increase of approximately $150 billion in risk-weighted assets compared with the Basel I rules. The implementation of these rules also resulted in decreases of Tier 1 capital, Total capital and Tier 1 common capital ratios by 140 basis points, 160 basis points and 120 basis points, respectively, at March 31, 2013. For further discussion of Basel 2.5, see Regulatory capital on pages 61-65 of the 3Q13 Form 10-Q.

(g)
Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of the Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(h)	Included unsecured long-term debt of $199.4 billion, $199.2 billion and $200.6 billion for the periods ended December 31, 2013, September 30, 2013 and December 31, 2012 , respectively.

(i)	Effective January 1, 2013, interns are excluded from the firmwide and business segment headcount metrics. Prior periods were revised to conform with this presentation.

(j)
In the second quarter of 2013, the 2012 net income/(loss) data of Consumer & Community Banking ("CCB") and Corporate/Private Equity were revised to reflect the transfer of certain technology and operations, as well as real estate-related functions and staff, from Corporate/Private Equity to CCB, effective January 1, 2013. For further information on this transfer, see CCB on page 10, Consumer & Business Banking on page 12 and Corporate/Private Equity on page 30 of the Earnings Release Financial Supplement.

(k)	Estimated.

(l)	On May 21, 2013, the Board of Directors increased the quarterly common stock dividend from $0.30 to $0.38 per share.